EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

                                  [LETTERHEAD]


     We consent to the use in the Registration Statement of Falcon Natural Gas Corp. on Form SB-2 of our Auditors' Report, dated July 19, 2004 appearing on the Current Report on Form 8-K of Falcon Natural Gas Corp. relating to the balance sheet of Falcon Natural Gas Corp. (an exploration stage enterprise) as of May 6, 2004, and the related statements of operations, stockholders' equity and cash flows for the period from March 1, 2004 (inception) through May 6, 2004.

     In addition, we consent to the reference to us under the heading "Experts" in the Registration Statement.

                                                      "Williams & Webster, P.S."
                                                    Certified Public Accountants

Spokane,  Washington
January  19,  2005

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